Exhibit 99.2
Operator
Welcome to the fourth quarter 2009 earning conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.
(Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you. You may begin.
Judy Meehan - American Eagle Outfitters Inc — IR
Good morning, everyone. Joining me today are Jim O’Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our fourth quarter press release, it is available on our website, ae.com.
Before we begin, I need to remind everyone that during this conference call members of management will make certain forward-looking statements, based upon information which represents the Company’s current expectations or beliefs. Results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC. And now, I would like to turn the call over to Jim.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Thanks, Judy. As most of you are probably aware, last evening we announced plans to close the MARTIN +OSA concept. We came to this difficult decision after an extensive evaluation and review of strategic alternatives. Although we made progress throughout 2009, the brand was not achieving performance levels that warrant further investment. At this time, it is in the best interest of our Company and our stakeholders to focus our efforts on the brands that capitalize on the strengths and have the highest potential. I am extremely proud of the innovation and hard work and dedication displayed by the MARTIN + OSA team and I am really grateful for their achievements. I personally want to thank our associates and external partners for their contributions.
Moving on, now regarding our financial results. While 2009 began with numerous challenges, we were pleased to end the year on a high note. We delivered increases in both sales and margin in the fourth quarter. The merchandise initiatives that started early in the year had begun to bear fruit, leading to higher sales and stronger merchandise margin for the fourth quarter. Fourth quarter comparable store sales increased 5% and non-GAAP EPS rose 74% compared to 2008.
During the fourth quarter, we were especially pleased with the improvement in the AE brand. Our assortments were stronger and the price value offering was much more compelling than ever. The design and merchant teams started making strides in strengthening the key business and recapturing market share. A good example, AE women’s began 2009 with comparable store sales in the negative low double digits. We ended the year with them producing high single digits comps. The positive trend continued into February. That’s quite a turnaround. Yet, we still have a tremendous amount of runway and our AE women’s sales productivity remains 20% below its peak level. Our goal is to reclaim the loss productivity over the next few years.
In 2010, we’ll continue to drive men’s and women’s key businesses and regain our dominance across the mid categories. In addition, we will build upon our number one position in denim, and go after areas such as footwear and women’s jewelry. I’m optimistic about the future of the AE brand. It’s clearly a favorite among our 15 to 25 year olds. AE represents a strong value to our customers and great quality, and a comfortable realness that positions it uniquely against the competition. It’s authentic and it’s genuine. We never try to be something we are not, and our customers have recognized this. As our fashion component continues to strengthen, we look forward to realizing the full potential of this powerful lifestyle brand.
aerie continued to gain traction with its customer base, producing a 24% comp increase in the fourth quarter. Our a-list loyalty members increased 40% to over 1 million current members. Core businesses including bras and undies achieved strong increases in the fourth quarter. One of our primary goals for 2010 is to deliver four wall profitability in our aerie store base, driven by a 25% increase in store productivity. This will be achieved by fine-tuning our assortment buys to make key categories more productive and efficient. Specifically, customer choices will be narrowed, but positioned deeper in our bra and undie businesses. In 2010, we will introduce new personal care lines and evolved dorm wear by complimenting the basic business with more newness and fashion. aerie fit is also a significant opportunity which you will see more of in 2010. I’m confident in the aerie brand and I expect it to move towards potential profitability in 2010.

Last year, we made strategic real estate investments. We opened eight new AE stores including our Times Square flagship and 21 aerie stores. In addition to selectively opening new locations, we are also evaluating all underperforming markets and in some cases, consolidating our store base. This exercise will strengthen the overall store economics and drive profitability. In 2009, this led to the closing of 24 AE stores. And in 2010, we expect to close an additional 15 to 25 American Eagle stores.
AE Direct annual sales increased 12% to $344 million with a strong bottom line contribution. This channel continues to be a strong area of growth. In 2010, we are focused on driving key category dominance by increasing extended sizes and unique web-only businesses. We will improve the site functionality and the overall shopping experience. And lastly, we are focused on driving traffic and conversion with high ROI marketing initiatives, such as paid search and affiliated marketing programs.
In 2010, our priorities are clear. We must build upon the current momentum and maximize the AE brand, recapturing market share. aerie must generate higher sales productivity and contribute to earnings growth. Our goal is to achieve steady margin improvement each quarter this year with a minimum mid-teen operating margin targeted by 2011. We started this year with brand momentum, financial strength, and a game changing attitude that will enable us to achieve our potential and position AEO for future growth and success. And two initiatives that you will hear more about during the year are 77kids and international. Now Joan will review the financial results.
Joan Hilson - American Eagle Outfitters Inc — CFO
Good morning, everyone. First I’ll provide highlights of the fourth quarter and then I’ll review our outlook for the first quarter and 2010. Across the board, the fourth quarter demonstrated significant improvement from 2008. Sales increased 7% driven by same-store sales growth of 5%. Our holiday collections were on trend and received a positive response. The customer conversion rate hit record levels, increasing well above last year.
AE women’s comp increased in the high single digits and men’s declined slightly. Planned promotional activity was successful and drove the business during key holiday selling periods. The AUR increased in the low single digits, reflecting lower markdowns compared to the prior year. This led to a 600 basis points improvement in the merchandise margin. Buying, occupancy and warehousing cost deleveraged 60 basis points, primarily due to rent and buying expense.
In the fourth quarter, SG&A increased 10% to $237 million compared to $215 million last year. We achieved operational efficiency and experienced reductions in supply cost and advertising. The dollar increase was due to incentives which were not earned in 2008 and were not accrued for the first half of this year. As a rate of sales, SG&A was 24.4% compared to 23.7% last year. During the fourth quarter, we recognized an asset impairment charge of $18 million compared to $6.7 million last year, related to the underperforming MARTIN + OSA stores. Excluding impairment charges, the operating margin was 11.5% compared to 6.6% last year.
Now turning to the balance sheet. Fourth quarter ending inventory increased 8% at cost per foot, following an 8% decline last year. Ending inventory units were down 10%. And now looking ahead, our first quarter average weekly inventory at cost per foot is expected to be up in the mid single digits. This follows the 5% decline last year.
First quarter inventory growth reflects an increase investment in AE denim to support the strong demand, and without denim inventory is flat. It’s important to note that total inventory units per foot are also flat in the first quarter. The increased inventory at cost is due to the higher mix of denim. In keeping with our reduced spending plans, capital expenditures of $127 million were half of the prior year’s $265 million. As we continue with the reduced spending plan, 2010 CapEx is expected to be in the range of $100 million $120 million. One half of 2010 CapEx relates to store investments. And during the fourth quarter, we generated strong cash flow, ending the year with cash and investments of $896 million.
As I look at 2009 as a whole, we made meaningful progress. Earning strengthened in the second half compared to the first. This was primarily driven by top line sales growth and merchandise margin improvement. We also sustained our 2008 expense initiatives and achieved a decline in expenses with the exception of variable incentive cost. 2009 SG&A per foot at $119 is the lowest level since 2005. While we are pleased with the progress, we have an opportunity to return to our historical operating margin.
In 2010, we expect margin improvement each quarter, driven by top line sales growth and an ongoing margin recovery. Here are a few examples of our past to margin recovery. It’s imperative that we continue to deliver value to our customers and at the same time drive higher margins. We will focus on inventory buys in key performing categories and turn inventories faster in the balance of the assortment. And as sales of higher margin businesses, such as knit tops and women’s in general strengthen, and become a greater part of our sales mix, we expect to see an increase in the overall merchandise margin.
Ongoing expense controls remain a priority. For the year, SG&A is planned to be in the range of down low single digits, top low single digit with increases tied only to variable selling expense. However, SG&A dollars will increase more in the first half, reflecting the timing of incentive accruals and executive contracts. And lastly, closing the MARTIN + OSA concept allows us to focus our efforts and resources on the highest potential new businesses, and remove approximately 200 basis points of pressure to our annual operating margins.
Now regarding the first quarter, we currently expect non-GAAP EPS to be in the range of $0.15 to $0.17. This guidance excludes $0.15 of estimated closing charges and an operating loss related to MARTIN + OSA. The first quarter represents additional progress and another step in the right direction, leaving us to our goal of mid-teen operating margin by 2011. Thank you and now we would like to open the call for questions.
Operator
Thank you. (Operator Instructions). Our first question is from Jeff Klinefelter of Piper Jaffray. Please proceed with your question.
Jeff Klinefelter - Piper Jaffray — Analyst
Jim, I wanted to see if you could share a little bit more detail on the real estate strategy. It looks like you are working hard now on pruning the portfolio with some closures and remodels. Can you give some maybe metrics around your portfolio for the AE brand and what percent of your stores would qualify for either remodels or closures? How do you look at that in terms of measuring up your average or acceptable productivity?
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Sure, Jeff. It’s nothing new for us to be evaluating the store portfolio and taking appropriate action, whether it be remodel, expand, and also underperforming stores to close. The way that I’m looking at the store portfolio is really almost on a store-by-store basis, but also with a significant eye on certain markets. I think we all realize that during the last 18 months, there’s been major impact in certain geographic locations in the United States. That has really exposed some of our store metrics as it relates to the number of stores in these markets and also the ability to perform profitably.
Therefore, the short answer is I’m looking at these types of markets and where it looks like we have — we are over stored or that — I don’t believe that the markets will respond in the near future that we are going to take decisive action. We have in almost all of our major markets, we have kick out clauses We have somewhere around 94% of our stores have kick out clauses. As these leases start to mature, I would be taking the necessary actions. I believe that when you can take certain markets and eliminate a store or two, you don’t lose all the business. There’s a rule of thumb that you pick up about 25% of the lost volume in the store which is in the closest proximity. That’s one strategy.
The other strategy is the outlet store strategy. The outlet store business as you can well imagine in these times of economic times is really quite good and they are some of our best performing stores. I’m looking at that strategy as an area where we can possibly eliminate a few of the multi-stores and reposition the market where appropriate with an outlet store strategy. They are what we have going. I haven’t put a definitive percentage on eliminating 10% of the stores. This is all done on a lease-by-lease, year-by-year basis and as the leases come up for evaluation, that’s when a determination is made.
Jeff Klinefelter - Piper Jaffray — Analyst
One other thing, in terms of getting to your 15% operating margin within a two year period, what an overall comp is required to get there for those two years?
Joan Hilson - American Eagle Outfitters Inc — CFO

Jeff, we are looking at — that as a roughly over the two-year period in the mid single digit range is how we are trying to position the idea of inventories and expenses. Certainly as we see trends continue and as we see trends lift, we would begin to position our business against those trends, but we are trying to remain relatively conservative in our inventory position as well as our expenses.
Jeff Klinefelter - Piper Jaffray — Analyst
Great. Thank you.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Okay, Jeff.
Operator
Our next question is from Christine Chen with Needham & Company. Please proceed with your question.
Christine Chen - Needham & Co. — Analyst
Thank you. I wanted to ask about aerie and about 77kids. Do you see any differences in performance at aerie, depending on what type of mall it is in? Also for 77kids, when you roll it out, are you thinking about the different mall types, different geographic regions or will it be more concentrated? Thank you.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
On the aerie question, clearly the stores perform — they are in the better market. It’s not a very astute comment. Right now we have enough of a store base that we can pretty much can — we know where we need to go. Actually the markets that we are filling from the major markets, the stores have performed the best. Some of the outlying markets seem to be a bit slower in generating top line sales.
That doesn’t mean that I will rule them out, but we’d probably be filling in the major markets in more of the A and the strong B malls where appropriate as we roll the brand out in the future. I think all of you who listen to Joan and myself over the years as it relates to aerie, we never intended aerie to be a thousand-store chain. We actually don’t expect it to be anything more than maybe a 500-store chain. We can be very selective by geographic area on where we place an aerie store.
As it relates to kids, lessons learned in kids thus far are bad because of it being an online business for a little over a year and a half, we’ve gone through all the various seasons and as it relates to product. We have a pretty good handle on the types of products that the consumers that they want, the price points they are willing to pay and also the style of clothing that they prefer, both the casual and some being a little bit more of dress up for both little girls and little boys.
As far as the real estate strategy goes, it will follow a little along the line of aerie in that we’ll try to get into some of the better malls. The first five are in better malls. They are in As and very strong B malls, and they’ll be five of those. We’ll be able to monitor those very closely. With did have an experience, we opened up a pop-up store in one of the Pittsburgh shopping center, and it was a very small store, about 800 square feet, with a very limited assortment. The reception from the consumer was, I don’t want to be to euphoric here, it was really quite good. It was so good that we continued to keep the store open through the spring because it’s one of the shopping centers where we’ll be opening one of the freestanding stores.
Lessons learned thus far, quietly optimistic. We still have a great deal to learn. We did not have infants online. We will have infants in stand alone. It’s a business that if you can get it right, it’s 40% of the business. If you don’t get it right, you are going to struggle. And we think we have a very good team. We have good experience in kid’s merchandise, both in design as well as merchandising and I believe we’ll have strong operational execution.
Christine Chen - Needham & Co. — Analyst

Thank you and good luck for spring.
Operator
Thank you. Our next question is from Janet Kloppenburg with JJK Research. Please proceed with your question.
Janet Kloppenburg - JJK Research — Analyst
Good morning, everyone and congratulations on the good progress being made.
Joan Hilson - American Eagle Outfitters Inc — CFO
Thanks, Janet.
Janet Kloppenburg - JJK Research — Analyst
You’re welcome. I was wondering if you could address my struggle with your gross margin improvement. I was looking for the first half of this year to be a bit more than I think it’s going to be. We are seeing a lot of competitors leveraging off of sourcing gains they made last year for the first and second quarter. I wonder if you can discuss what your gross margin outlook looks like. I’m not sure that you gained as much as on the sourcing side as others perhaps you have.
And on the longer term question, I think your peak gross margin levels were around 48%. I’m wondering, Jim, or Joan, how long you think it will take to get back there. Joan, should we be looking for SG&A to be up in the mid single-digit range in the first and second quarter or could it be higher than that? Thanks so much.
Joan Hilson - American Eagle Outfitters Inc — CFO
Okay. I’ll take the idea of the gross margin in the first half of the year, Janet. What’s really critical for our profit improvement is frankly, a combination of top line as well as turn factor in our inventory. As we look at it from a merchandise margin perspective, we need to see our women’s business continue to grow as — in mix in the overall assortment. And what I mean by that is we have positioned our denim. We are on a strong trend and we have positioned our inventory behind that, and we need to grow our knit top category.
We have about five points of opportunity in terms of sales mix, Janet, to get back to peak levels in terms of women’s. Where that will come — our view is that it will come in our top category and we need to improve that top-to-bottom ratio. That category is one of the highest margin categories that we have in our business and certainly is higher than denim. That’s a critical piece is to the growth as it relates to sales and margin opportunity and mix. Jim wants to talk a little bit about the sourcing opportunity.
Janet Kloppenburg - JJK Research — Analyst
Okay.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Let me just state very emphatically that as it relates to our sourcing and production teams and the type of work that they’ve been doing over the past year, year and a half, our cost per unit on average is down is anywhere from 10% to 25% and there are more of the 25% than the 10% reductions. Unfortunately, what we are incurring right now is an increase in transportation freight cost that we had the advantage of last year that we will not have the advantage of this year, as the carriers are now reemerging and increasing their overall cost, both in sea and in air. And also as you have observed I’m sure, that we are passing along some of the savings to the customers in our new pricing structure that gives much more credence to our value messaging that we’ve been speaking about for a good year and a half to two years.

Janet Kloppenburg - JJK Research — Analyst
Should we not expect the — if you witness 560 basis points of merchandise margin improvement in the fourth quarter of ‘09 versus ‘08, should we not expect that same level here in the first quarter of 2010 versus the first quarter of ‘09?
Joan Hilson - American Eagle Outfitters Inc — CFO
You would not expect that, and we are looking to get in the neighborhood of a couple hundred basis points and continue to improve that as we progress through the year. As we look forward to second quarter, we would expect that to get better and so forth. It’s really about trying to turn this balance of our assortment inventory faster and get better sell through on the women’s knit category.
Janet Kloppenburg - JJK Research — Analyst
Just the SG&A question please, Joan.
Joan Hilson - American Eagle Outfitters Inc — CFO
Sure. The SG&A question. I would look for that in the first half, certainly high in the first half than the second. I would look at that in the range of a mid to high single digits, depending on the variable selling expenses.
Janet Kloppenburg - JJK Research — Analyst
Have you posted the restated quarterly without MARTIN and OSA on your website, Joan?
Joan Hilson - American Eagle Outfitters Inc — CFO
We have not.
Janet Kloppenburg - JJK Research — Analyst
When should we expect that?
Joan Hilson - American Eagle Outfitters Inc — CFO
We are working on that and we can do that probably at the end of the first quarter.
Janet Kloppenburg - JJK Research — Analyst
Thanks for all the detail and good luck.
Joan Hilson - American Eagle Outfitters Inc — CFO
You’re welcome.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Thank you.

Operator
Thank you. Our next question is from Adrienne Tennant of FBR Capital Markets.
Adrienne Tennant - FBR Capital Markets — Analyst
Good morning. Let me add my congratulations on the product turn. My question is still on the gross margin. This is a couple hundred basis points in Q1. How much of that should we expect for merch margin and how much for leverage? If we get a comp that is better than a mid single digit comp, obviously we should start to see some improvement in the leverage piece of that, right?
Joan Hilson - American Eagle Outfitters Inc — CFO
Yes, we should. What we are seeing in the first quarter is that we can slightly leverage our rent in the first quarter. The majority of that will come out of merch margin. And in fact, we are pleased that we are now able to look at a top line that’s able to get us some leverage on the rent line, which in 2009 that was difficult for us. Most of it from merch margin, some slight leverage in rent.
Adrienne Tennant - FBR Capital Markets — Analyst
And then on the AUC, how much of it are you giving back and in the back half of the year will you continue to see AUC reduction?
Joan Hilson - American Eagle Outfitters Inc — CFO
AUC?
Adrienne Tennant - FBR Capital Markets — Analyst
Sorry. The average unit costing initiative that you’ve been working on, how much of the cost reductions in unit cost are you giving back — passing back to the customer through lower prices ? Then the second part would be, are you going to continue to see those cost reductions in the back half? We are hearing some people are saying that benefit is starting to flatten out in the back half five.
Joan Hilson - American Eagle Outfitters Inc — CFO
I think what we are trying to do is as we move around our sourcing, we’ll continue to see some benefit of that in the first half of the year. The second half of the year, we are working through right now, in terms of our third quarter buys and positioning our thinking for fourth quarter. We don’t — we’ll get back on that, but certainly in the first quarter as we get those cost reductions, we are trying to balance this value component which is very profitable for us, and also drive the higher unit price items with better sell throughs. And that’s where we’ll get that margin opportunity increase that we expect to see here in the first and second quarter.
Adrienne Tennant - FBR Capital Markets — Analyst
Okay. And really quickly, the Feb/March margin that was up slightly, that included MARTIN +OSA. And how much was that impact? And how much in sales should we take out as we are running the pro forma model for MARTIN + OSA in Q1?
Joan Hilson - American Eagle Outfitters Inc — CFO
The way to think about MARTIN + OSA for Q1 is that last year it lost $0.03. Hopefully, that would help you with the modeling without getting into the details by month and by line item.
Adrienne Tennant - FBR Capital Markets — Analyst

Can you give any top line, like how much was for the quarter or not?
Joan Hilson - American Eagle Outfitters Inc — CFO
Not at this point. But as you are thinking it through, the loss last year was $0.03.
Adrienne Tennant - FBR Capital Markets — Analyst
Okay. And then the Feb/March margin please?
Joan Hilson - American Eagle Outfitters Inc — CFO
We haven’t stripped out the MARTIN + OSA margin for February.
Adrienne Tennant - FBR Capital Markets — Analyst
All right. Thank you so much and good luck.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Thanks.
Operator
Thank you. Our next question is from Brian Tunick with JPMorgan. Please proceed with your question.
Brian Tunick - JPMorgan — Analyst
Thanks. First one, could you give us the store openings by concept that is in your current CapEx plans? Tied along with that, Jim, on the balance sheet, obviously now that we have some idea of how much it’s going to cost to get out of M+O, are you thinking of becoming more active in increasing the dividend or doing anything on the share repurchase program?
Joan Hilson - American Eagle Outfitters Inc — CFO
The real estate, Brian, as we look to 2010 is 14 — this is all in the press release. It’s 14 new AE stores, 20 store remodels, 15 to 25 AE store to be closed, 20 new aerie stores and five 77kids.
Brian Tunick - JPMorgan — Analyst
Net, what square footage growth?
Joan Hilson - American Eagle Outfitters Inc — CFO
Relatively flat is the expectation for 2010 with the closing of MARTIN + OSA.
Brian Tunick - JPMorgan — Analyst

Terrific. Thank you. And Jim, on the balance sheet?
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Joan will take share repurchase.
Joan Hilson - American Eagle Outfitters Inc — CFO
With respect to the balance sheet, Brian, where we are is we have a nice cash position. We are comfortable with the cash position. It gives us the flexibility that we need. We approved a dividend in the first quarter here with our last Board meeting, and we’ll look at dividends as we post our first quarter results again. We have a 30 million share authorization. We expect that — the only potential for share repurchase may be to offset dilution, which is only $0.01 for 2010. But largely, we are very comfortable and feel just given where we are in our recovery that it’s best to remain conservative at this stage.
Brian Tunick - JPMorgan — Analyst
All right. Thanks and good luck.
Operator
Thank you. Our next question is from Jeff Black, Barclays Capital. Please proceed with your question.
Jeff Black - Barclays Capital — Analyst
Hi, Jim. You mentioned international, does that imply that we have some learning from the 42 Street store, direct and care to share any thoughts on what you meant by that? Thanks.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Sure, Jeff. On the international front, ironically starting next week we open our very first store outside of North America. We open up in upscale mall in Dubai and the following week we will open in a high profile center in Kuwait. Both of those are franchise operations with our franchisee, the Alshaya Group. We are continuing to look at a number of opportunities in Hong Kong and in China. The Alshaya Group has the rights in a number of eastern block countries and naturally in the Middle East. You’ll be hearing more about plans that we are developing with the Alshaya Group, as well as looking at some other opportunities in the Asian market.
Lessons learned from the web, there are many. We are looking at those markets naturally as potentials for expansion, either through licensees or joint ventures. But we are really walking before we run on this one, but that’s why I mentioned in my remarks that you’ll be hearing more about international as the year progresses. Because we are actively looking now at the number of opportunities, but there are a number of issues that need to be addressed as it relates to international expansion. There are a number of trademark issues. There are a number of market components that we have to factor into our overall strategy, but we are quietly optimistic that we have a good plan. I believe that our business partners that we have identified are quite formidable and they all have experience in the various markets that we think have the potential to have some success, both in sales and profitability.
Jeff Black - Barclays Capital — Analyst
Very interesting. Thanks.
Operator
Thank you. Our next question is from Kimberly Greenberger with Citigroup. Please proceed with your question.

Kimberly Greenberger - Citigroup — Analyst
Thank you. Good morning.
Joan Hilson - American Eagle Outfitters Inc — CFO
Good morning.
Kimberly Greenberger - Citigroup — Analyst
Joan, I was hoping you can help us understand the February merchandise margin and the up slightly on a two-year basis cumulative with the merchandise margins down somewhere between 800 and 900 basis points. What does it take to move that margin up more? Is it — do you think that we’ll see improvement starting here in the March, April time frame? Or do we really need to look at the second or third quarter before we will see more meaningful improvement in that line?
Joan Hilson - American Eagle Outfitters Inc — CFO
I definitely think that February was about really clearance and the penetration of clearance versus last year, and you can see it in the AUR results for February is what really pressured the February margin to be up slightly. But as we move into March and April, which is a very important selling season with spring break for us and Easter shifts and so forth, we think there’s real opportunity for us there. That’s what we’ll see the benefit of our assortments, our denim position and importantly, the knit top that I was speaking of. And that’s where we really expect the women’s business to kick in and really deliver some higher penetration which — with that result can yield higher margin.
Kimberly Greenberger - Citigroup — Analyst
The women’s business already looks like it is seeing some momentum. Is the knit top category broadly also already showing momentum? Do you think we’ll see that penetration increase in the near term, meaning in the next few months or is that more of a summer opportunity?
Jim O’Donnell - American Eagle Outfitters Inc — CEO
I think you are going to — as you monitor the assortments, you are going to see that the knit top improvement will be ongoing. It’s not one of these TBDs or the old next season. We are actually — we are in full blown assortment right now. We intend to continue that way. You are going to see, I think we stated in some earlier remarks, you are going to continue to see newness every four weeks minimally versus last year, it was six weeks. So far, it’s been very well-received especially in the women’s, but we are also moving into men’s. I think the men’s business is going to only get better each season.
We are starting to see signs of it already that the men’s business has improved year-over-year, but the women’s top business is really going to be one of the key drivers. I know there’s a great deal of concern around some of the gross margin flow through in February, as well as what’s being forecasted. But one of the strategic decisions that we made in February — January and February, is that we were going to sell more of our own products at season end by sending it to a sell-off agent. We are getting a higher is retail than we would have if we have headed into the sell-off arena. But that’s behind us now. With the flow and the improvement in the overall assortment, but primarily in knits and knit tops, you should see continued progression in the overall sell through and hopefully, flow through to the gross margin line.
Kimberly Greenberger - Citigroup — Analyst
Great. And the stores look fantastic so good luck here for spring.
Jim O’Donnell - American Eagle Outfitters Inc — CEO

Thank you.
Operator
Thank you. Our next question is from John Morris with BMO Capital Markets. Please proceed with your question.
John Morris - BMO Capital Markets — Analyst
Thanks. Congratulations on the progress as well.
Joan Hilson - American Eagle Outfitters Inc — CFO
Thanks, John.
John Morris - BMO Capital Markets — Analyst
Joan, a clarification here maybe, unless I missed it. On Q4, the merch margins were up 600 basis points. Was that excluding MARTIN + OSA? What would that have been excluding MARTIN + OSA?
Joan Hilson - American Eagle Outfitters Inc — CFO
It included MARTIN + OSA and for Q4, without MARTIN + OSA, I don’t have that right at my fingertips, John.
John Morris - BMO Capital Markets — Analyst
Okay. But it’s up 600 included MARTIN + OSA?
Joan Hilson - American Eagle Outfitters Inc — CFO
Correct.
John Morris - BMO Capital Markets — Analyst
Okay. Good. That helps. If I can, I’ll follow up offline on that one.
Joan Hilson - American Eagle Outfitters Inc — CFO
That’s great. I appreciate it.
John Morris - BMO Capital Markets — Analyst
And then, Jim, a little bit more — you are so good at talking about the merchandising performance and the categories. I want to get more color in particular what you were happy with on Q4 and holiday, outside of denim obviously which we understand is performing really well. Where do you think the opportunity is for — looking ahead to holiday this year, where could you have done a little bit better?
Jim O’Donnell - American Eagle Outfitters Inc — CEO

One of the categories that we were very pleased with and it’s a category that we like to think we have some expertise in, and that’s in the fleece categories. Our fleece business was really quite good. Now we kicked it off, if you recall, with a great promotion on post-Thanksgiving weekend and we continued to have momentum right straight through this season. Women’s dresses performed very well and the category that you don’t think much of, but it’s really a target. It’s one of our growth channels is our jewelry, women’s jewelry. It has been a real positive and continues to be very positive in both top line, but also it carries very high margins and very quick sell throughs. We are very pleased with those categories.
In men’s, it was in knit tops. The waffle top long sleeve crew was quite good and woven shirts for men’s continues with a strong fourth quarter business. We actually through independent research, they have us in our categories and NPD is between 14 and 19 year old young men, we ranked number one in the woven shirt category. That’s been a real growth vehicle for us. And actually, as we said earlier, the denim business on both men’s and women’s continues to be quite good and really is the cornerstone of the brand.
John Morris - BMO Capital Markets — Analyst
And the opportunity for next year, where can you get some improvement?
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Sweaters. We could do a better job in sweaters in both men’s and women’s for both fall and holiday. We have had success in sweaters in the past. The sweater category last year was not — it was okay. It wasn’t debacle, but it was just okay. Normally in the fall and holiday season, that is a major driver of sales and merch margins and flow through to operating margin.
That’s the big category, and naturally we’ll continue to look at — dresses continue to be an opportunity for women. And in men’s it is also sweaters, as well as continue to grow the woven shirt line and accessories for women. We are going to get into a little bit of footwear. It won’t be a big driver, but it will really round out the lifestyle brand at American Eagle.
John Morris - BMO Capital Markets — Analyst
Great. Thanks. Good luck for the spring.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Thanks.
Operator
Thank you. Our next question is from Jennifer Black with Jennifer Black and Associates.
Jennifer Black – Jennifer Black and Associates — Analyst
Let me add my congratulations as well.
Joan Hilson - American Eagle Outfitters Inc — CFO
Thank you.
Jennifer Black – Jennifer Black and Associates — Analyst
You’re welcome. I wanted to know what styles performed well in denim, skinny versus boot cut and I wonder if there were any new silhouettes? It seems like there’s a lot of buzz around cargo for fall. I wondered your thoughts on that. And then I have a follow-up question.

Jim O’Donnell - American Eagle Outfitters Inc — CEO
Okay. Let me see if I can handle this for you. In women’s, the number one jean was our Artist jean, but with a very close number two which would be in the skinny. We moved the skinny, as you are probably aware of, into a number of fit systems and that was an instant success and we will continue to carry that forward. We have it now and we will continue to carry forward into our back-to-school and into holiday. The new is the jegging, which is the — if you can believe it, the tighter jean than the skinny. That’s in both long length as well as in crop. So far the test on those styles have been quite good. Skinny will continue to be a very strong component in the denim line.
We are bringing in some new washes for back-to-school so you’ll start to see an editing of some of the assortment now as we start to move into some of the newer styles which will end sometime in around probably late May and early June. In men’s, it’s pretty predictable, boot cut, low rise boot cut. Although there’s a trend for straight leg, and that’s starting to emerge on both coasts and we’ll see how that plays out. We do have it in the line now, and we’ll continue to monitor it and take the appropriate action when deemed appropriate. And men’s will also have some new washes, some are in the store now and you’ll see flow in late May and early June.
Judy Meehan - American Eagle Outfitters Inc — IR
Next question?
Operator
Our next question is from Michelle Clark with Morgan Stanley.
Michelle Clark - Morgan Stanley — Analyst
Jim, first question for you. Can you tell us what lessons you’ve learned from MARTIN + OSA that would help you in the development of aerie and 77kids? Second for Joan, you had mentioned in the first quarter that you are leveraging rent slightly. Can you remind us what the leverage point is for rent for the full year? What comp you need and the sensitivity around that? Thank you.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
Sure. Lessons learned, Michelle, on MARTIN + OSA are many and we don’t have enough time this morning to reiterate them all. But the short list is basically to have a strong leader and a creative team that clearly understands the mission at hand. The mission at hand is defined as what is the DNA of that startup operation and be absolutely laser light and diligent that it’s executed along those lines. One of the things if you observed MARTIN + OSA, it had its moments. Unfortunately, there were very few positive moments. And it was ever changing and the consumer — and many of us continued to not clearly understand what was the compelling attractive component that was supposed to be MARTIN + OSA.
Contrary to that if you look at the aerie brand, you’ll see tremendous consistency in the aerie brand. We want to stand for a very strong assortment in women’s undies. We have a very strong assortment and we will continue to be strong. We knew that the bra component was going to be the center piece and if we got the bra piece right, that our chances of success would increase accordingly. We have the bra business right and we’ll continue to improve upon that. Now we have what I would call the complementary categories around aerie and we’ve mentioned that in some of our remarks.
77kids, lessons learned, keep it lean and have a very creative team, good leadership. We are lean. We do have a good leader. We have a creative team, both in design and in merchandising, and we’ve been online for a year and a half and we have a pop-up store. Lessons learns on MARTIN + OSA, if you could go back into time capsule, I would put it online first and monitor it accordingly and then launch the retail operation — the store operation if in fact they met the hurdles as the 77kids have not only met the hurdles, but exceeded the hurdles that we laid out for them while we had the business online which will continue naturally to be online.
Michelle Clark - Morgan Stanley — Analyst
Thanks.

Joan Hilson - American Eagle Outfitters Inc — CFO
Then the answer to the leverage for 2010, where we would leverage rent, is that a low single digit comp.
Michelle Clark - Morgan Stanley — Analyst
Great. Joan, do you have the sensitivity around that for the comp above the low single digit what the upside would be?
Joan Hilson - American Eagle Outfitters Inc — CFO
Not at this time. Let’s start the year out and we’ll see how we go with the low single digit. In response to John’s question, just so everyone has the same answer, is that the impact for MARTIN + OSA in Q4 2009 is about 250 basis points to margins.
Operator
Thank you. Our next question is with Todd Slater with Lazard Capital Markets.
Todd Slater - Lazard Capital Markets — Analyst
Thanks very much and congratulations. All the margin questions have been beaten to death, but I want to get to Brian’s question and maybe, Jim, you could address this on a more strategic level. You are building quite a hoard of cash. We’re estimating that could reach like $1billion by the end of the year and I’m confused as to why not deploy that much more aggressively, since it does nothing for shareholders sitting on the balance sheet. It could be significantly accretive at this levels. I’m curious what your strategic thinking is longer term on that.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
I think the question, Todd, and Brian, as to the earlier, it’s a good question. Unfortunately, the answer may not be what you all want to hear, but we are looking at a number of different possibilities. We are looking at the dividend. It is on the agenda for the next Board meeting and we’ll see what comes out of that. And also on share repurchase, it’s not really in vogue right now in that we do have authorization to buy, as Joan said, about 30 million shares, whatever. And when it’s appropriate, and if it’s appropriate, we will take the action accordingly. But right now, coming out of a bleak 18 months, we prefer to have a very strong cash position, which we do, and get our brands moving in the right direction.
We made it — it’s rather obvious, we made a serious decision on MARTIN + OSA and we want to get that behind us, and then we’ll be looking at a number of different strategies naturally to improve shareholder equity. But it’s one step at a time. One of the things that lessons learned is let’s stick to the things that we know and let’s do them well, and improve our top line and our operating margins and good things will happen. And then you never know in the short-term what opportunities will make themselves available. If there’s an opportunity that we think will enhance our overall portfolio and improve our profitability, we’ll take advantage of it. We are in a good place, and our plans are to stay in a good place.
Todd Slater - Lazard Capital Markets — Analyst
Okay. I just think increasing shareholder returns are always in vogue when you are coming to an accelerating trend line, and you’ve got the MARTIN + OSA albatross eliminated. And you are building a ton of cash and you are highly cash flow positive.
Jim O’Donnell - American Eagle Outfitters Inc — CEO
I agree. I believe that it will be a topic of discussion at our next Board meeting and we will lay out some strategies for the Chairman and the Board and see where it goes. But until that happens, I’d rather you not speculate or anyone — I don’t think it would be fair.
Todd Slater - Lazard Capital Markets — Analyst

Okay. Thanks.
Judy Meehan - American Eagle Outfitters Inc — IR
And we’ll take one more question please.
Operator
Our next question is from Dana Telsey with Telsey Advisory Group. Please proceed with your question.
Dana Telsey - Telsey Advisory Group — Analyst
Good morning, everyone.
Joan Hilson - American Eagle Outfitters Inc — CFO
Good morning.
Dana Telsey - Telsey Advisory Group — Analyst
One more thing on margin. As you think about the 15% goal, what are the elements necessary to get you there? Is it more merchandise margin, AUR? How do you think of SG&A? How do you think of the equation of the business, given the elimination of MARTIN + OSA and the 77kids and could that be a higher margin business over time? Thank you.
Joan Hilson - American Eagle Outfitters Inc — CFO
With respect to the margin, the way that we are working toward our operating plan is to look at 2010, focus on the American Eagle brand and continue that momentum that we have going. I spoke about women’s and the contribution of women’s, continuing with men’s progressing. That will slow merch margin increases and flow margin dollars to the bottom line. That’s number one imperative.
When we focus on the aerie brand and 77kids, aerie is a profitable brand, and as Jim mentioned in his remarks, our target for aerie is 25% improvement and productivity for 2010. That is a significant profit contribution for us for 2010. That new concept is important to our growth. And then kids, which has a very nominal impact in 2010, we would look for kids to be a contributor as we move into the 2011. American Eagle continues to improve penetration of women’s and continued growth of men’s and get the higher margin category to flow through. aerie needs to improve its productivity 25%.
As we look to our expense initiatives, we continue to really drive expense control and continue to focus on our spending. Our costs currently are at as we ended the year at $119 per square foot. That is the lowest level since 2005. That said, we know we can continue to improve efficiency there. Most of this improvement will come at a top line and merchandise margin flow through. And as we continue to grow top line, we will see gross margin improve because we will begin to leverage rent. And as I’ve said, in 2010 it’s a low single digit comp to leverage rent. That’s the game plan.
Dana Telsey - Telsey Advisory Group — Analyst
Thank you.
Joan Hilson - American Eagle Outfitters Inc — CFO
You’re welcome.

Jim O’Donnell - American Eagle Outfitters Inc — CEO
Thanks.
Judy Meehan - American Eagle Outfitters Inc — IR
All right, everybody that concludes our fourth quarter conference call. Our next announcement will be the March sales report which we’ll be on Thursday, April 8. Thanks for your participation today and have a great day.
Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.